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              BANK OF BOSTON CORPORATION            EXHIBIT 12(b)
        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                       (Including Interest on Deposits)

The Corporation's ratios of earnings to fixed charges (including interest on deposits) for the six months ended June 30, 1994 and 1993 and for the five years ended December 31, 1993 were as follows:

                                 Six Months Ended June 30,  Years Ended December 31,
(Dollars in thousands)
                                        1994        1993          1993          1992           1991           1990           1989
                                   ---------     -------     ---------     ---------      ---------      ---------      ---------
Net  income (loss)              $    190,640  $  155,062  $    299,026  $    278,881   $   (113,155)  $   (468,248)  $    138,114
Extraordinary items, net of tax        6,535                                 (72,968)        (7,758)       (43,649)
Cumulative effect of changes
  in accounting principles,
  net of tax                                     (24,203)      (24,203)
Income tax expense (benefit)         156,314      95,045       214,683       152,781        (57,990)         2,579         84,951
                                   ---------     -------     ---------     ---------      ---------      ---------      ---------
     Pretax earnings (loss)     $    353,489  $  225,904  $    489,506  $    358,694   $   (178,903)  $   (509,318)  $    223,065
                                   =========     =======     =========     =========      =========      =========      =========
Fixed charges:
  Portion of rental expense
  (net of sublease rental
  income) which approximates the
  interest factor                     13,750      13,526        27,063        28,159         30,370         38,747         35,482

Interest on borrowed funds           366,822     152,359       377,874       344,908        361,510        592,028      1,081,007

Interest  on deposits                481,697     510,430     1,015,956     1,406,742      1,808,436      2,420,296      2,243,854
                                   ---------     -------     ---------     ---------      ---------      ---------      ---------

       Total fixed charges           862,269     676,315     1,420,893     1,779,809      2,200,316      3,051,071      3,360,343
                                   ---------     -------     ---------     ---------      ---------      ---------      ---------

Earnings (for ratio calculation)$  1,215,758  $  902,219  $  1,910,399  $  2,138,503   $  2,021,413   $  2,541,753   $  3,583,408
                                   =========     =======     =========     =========      =========      =========      =========

Total fixed charges             $    862,269  $  676,315  $  1,420,893  $  1,779,809   $  2,200,316   $  3,051,071   $  3,360,343
                                   =========     =======     =========     =========      =========      =========      =========
Ratio of earnings to fixed
  charges                               1.41        1.33          1.34          1.20            .92            .83           1.07
                                   =========     =======     =========     =========      =========      =========      =========

For purposes of computing the consolidated ratio of earnings to fixed charges "earnings" represent income (loss) before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Ratios for the periods presented reflect the reclassification of Brazilian translation gains and losses more fully discussed in Note 11.